Kranzco                         Press Release
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FOR IMMEDIATE RELEASE                            CONTACT: NORMAN M. KRANZDORF
                                                               (610) 941-9292
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FROM:     L.B. Stauffer, Sr. VP
          Bill Gordon, Sr. VP
          Porter, LeVay & Rose, Inc.
          (212) 564-4700


             KRANZCO REALTY TRUST ADOPTS SHAREHOLDER RIGHTS PLAN


     CONSHOHOCKEN, PA, Nov. 10 - The Board of Trustees of Kranzco Realty Trust ("Kranzco") (NYSE: KRT) today announced that it has adopted a shareholder rights plan under which Kranzco has declared a distribution of one Preferred Share Purchase Right on each outstanding share of Kranzco's common shares of beneficial interest.
     The distribution will be made on November 24, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on November 10, 2008.
     Norman M. Kranzdorf, President and Chief Executive Officer of Kranzco, stated: "The Rights are designed to assure that all of Kranzco's shareholders receive fair and equal treatment in the event of any proposed takeover of Kranzco and to guard against abusive tactics to gain control of Kranzco. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."
     The Rights are intended to enable all of Kranzco's shareholders to realize the long-term value of their investment in Kranzco. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire Kranzco to negotiate with the Board prior to attempting a takeover.
     The Rights will be exercisable only if a person acquires 15 percent or more of Kranzco's common shares of beneficial interest or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common shares. In the event the Rights become exercisable, proper provision will be made by Kranzco to provide each holder of preferred shares of beneficial interest, if any, which are convertible into Kranzco's common shares and entitled to receive Rights, with such number of Rights as would have been issued to such holder had such holder converted its preferred shares into Kranzco's common shares prior to the date on which the Rights became exercisable.
     Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred shares at an exercise price of $55.00.
     If a person or group acquires 15 percent or more of Kranzco's outstanding common shares, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current price, a number of Kranzco's common shares having a market value of twice such price. In addition, if Kranzco is acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of Kranzco's outstanding common shares, each Right will entitle its holder to purchase, at the Right's then-current price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.
     Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of Kranzco's common shares, the Rights are redeemable for one cent per Right at the option of Kranzco's Board of Trustees.
     The Board of Trustees is also authorized to reduce the 15 percent thresholds referred to above to not less than 10 percent.
     Kranzco Realty Trust is a publicly-owned, self-administered, self-managed real estate investment trust whose objective is to increase shareholder value through enhancing leasing revenues, expanding and renovating existing properties, and acquiring attractive properties with the potential for growth and greater profitability. Kranzco owns and operates 68 neighborhood and community shopping centers with approximately 9 million square feet of gross leasable area in 19 states.
     Detailed information regarding Kranzco and its properties can be found on its World Wide Web site at http://www.krt.com.